UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 15, 2025

TITAN ENVIRONMENTAL SOLUTIONS INC.

(Exact name of registrant as specified in charter)

Nevada	000-56148	30-0580318
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

300 E. Long Lake Road, Suite 100A Bloomfield Hills, Michigan	48304
(Address of Principal Executive Offices)	(zip code)

(248) 775-7400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of Chief Financial Officer

On April 15, 2025, Titan Environmental Solutions Inc. (the “Company”) appointed Anna Skowron as the Company’s Chief Financial Officer and Secretary, effective immediately.

Anna Skowron, age 38, has over 14 years’ experience in strategic accounting and financial leadership, including serving as chief financial officer, chief accounting officer and in other senior financial executive roles at both domestic and multi-national public and private companies. She also has played a key role in various business acquisitions and capital raising initiatives across multiple industries. Since 2015, Ms. Skowron has served as principal of Skowron Accounting Professional Corporation, an Advisory firm that specializes in financial reporting, compliance, corporate governance and business strategy, in which capacity she provides accounting advisory services. From November 2014 to April 2016, Ms. Skowron managed consolidated reporting across North America for a division of ArcelorMittal, a global steel corporation. Ms. Skowron holds a Bachelor of Commerce and Finance with specialization in Accounting and Economics from the University of Toronto and became a member of the Institute of Chartered Accounts of Ontario in 2014. She is licensed as a Chartered Professional Accountant.

Ms. Skowron’s services as the Company’s Chief Financial Officer are being secured pursuant to the terms of a CFI Consulting Agreement dated as of April 15, 2025 (the “Consulting Agreement”) between the Company and Skowron Accounting Professional Corporation (the “Consultant”), where Ms. Skowron is a principal. Pursuant to the terms of the Consulting Agreement. The Company will pay the Consultant compensation at the rate of $13,750 per month. This compensation reflects a fractional (part-time, 40-80 hours a month) role for Ms. Skowron and shall be subject to periodic review and adjustment at the sole discretion of the Company. Should the scope of services required exceed the expectations of a fractional engagement, the parties agree to negotiate in good faith an adjusted compensation arrangement to reflect the additional responsibilities and time commitment required of Ms. Skowron.

The Consulting Agreement also provides that either party may terminate the agreement at any time by providing the other party with no less than 90 days’ prior written notice. If the Company terminates the Consulting Agreement without providing the required 90 days’ notice, it shall pay the Consultant an amount equal to the fees that would have been payable during the notice period, in lieu of such notice. This payment in lieu shall be calculated based on the average monthly fees invoiced by the Consultant during the three months immediately preceding termination.

The foregoing description of the Consulting Agreement does not purport to be complete and is qualified in its entirety by reference to the Consulting Agreement, a copy of which is attached to this Current Report as Exhibit 10.1 and incorporated herein by reference.

There are no family relationships between Ms. Skowron and any director or other executive officer of the Company, nor are there any transactions to which the Company was or is a participant and in which Ms. Skowron has a material interest subject to disclosure under Item 404(a) of Regulation S-K. There are no arrangements or understandings between Ms. Skowron and any other person pursuant to which she was appointed as an officer of the Company.

Termination of Michael Jansen

On April 15, 2025, the Company terminated Michael Jansen as the Company’s Chief Financial Officer. However, Mr. Jansen will continue in the employ of the Company in its accounting group. Mr. Jansen had assumed the office of Chief Financial Officer of the Company at the time of the Company’s acquisition of Titan Trucking in May 2023.

The Company’s decision to terminate Mr. Jansen’s role as Chief Financial Officer was not related to any disagreements between the Company and Mr. Jansen on any matter relating to the Company’s operations, policies or practices or any issues regarding financial disclosures, accounting or legal matters.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

10.1	CFO Consulting Agreement dated as of April 15, 2025 between the Company and Skowron Accounting Professional Corporation

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 21, 2025	TITAN ENVIRONMENTAL SOLUTIONS INC.

	By:	/s/ Glen Miller
Glen Miller
Chief Executive Officer